Exhibit 5

Jody M. Walker
Attorney at Law
7841 South Garfield Way
Centennial, CO 80122
jmwalker85@earthlink.net
Telephone: 303-850-7637                         Facsimile: 303-482-2731

February 8, 2011

Strategic Dental Management Corp.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to Strategic Dental Management Corp. in connection with the preparation and filing of a registration statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 6,000,000 common shares to be sold by Strategic Dental Management Corp. I have examined the registration statement, Strategic Dental Management Corp.'s articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that the common shares will be issued and that Strategic Dental Management Corp. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares may be sold, I am of the opinion that the common shares will, when sold, be validly issued, fully paid and nonassessable.

This opinion opines upon Colorado law, including the Colorado
Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

This opinion is based on my knowledge of the law and facts as of the date of filing of the registration statement. This opinion does not address or relate to any specific state securities laws.

                           CONSENT


I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,


/s/ Jody M. Walker
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Jody M. Walker
Attorney-At-Law